Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), is entered into as of the 24th day of July 2014 (the “Effective Date”), between Steven T. Darak (“Executive”) and IMH Financial Corporation (“Company”).

WHEREAS, Executive currently provides services to the Company as its Chief Financial Officer (“CFO”) pursuant to the Employment Contract between the Company and Executive dated April 20, 2011 (“CSA”);

WHEREAS, the Company desires to continue to employ the Executive and utilize his management services as indicated herein, and the Executive desires to remain employed by the Company, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the Parties agree as follows:

1.    Employment; Devotion to Duties.

(a)    General. The Company is seeking a new CFO. The Company will continue to employ Executive as its CFO, and Executive accepts employment to serve in this capacity, all upon the terms and conditions in this Agreement, until the Company selects a new CFO. Executive will have those duties and responsibilities that are consistent with Executive’s position as CFO until the Company selects a new CFO, at which time Executive shall resign as CFO and accept the position of Senior Vice President (“SVP”), Special Projects. Upon accepting the position of SVP, Special Projects, Executive shall serve in that capacity, all upon the terms and conditions in this Agreement, and will have those duties and responsibilities that are consistent with that position. Following the Company’s hiring of a new CFO, Executive shall assist the Company with the transition and onboarding process. The Board reserves the right, in its sole discretion, to change or modify Executive’s position, title and duties during the term of this Agreement, subject to Executive’s rights under Section 8(c).

(b)    Devotion to Duties. During the Term Executive (i) shall devote all of his business time and efforts to the performance of his duties on the Company’s behalf, and (ii) shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Company, engage in any outside employment, or in any activity competitive with or adverse to the Company’s business, practice or affairs, whether alone or as partner, manager, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors’ activity, as long as they do not conflict with the

Exhibit 10.1

Company and, in the case of positions on boards of directors or similar bodies, receive the prior written approval of the Board. Participation to a reasonable extent in civic, social or community activities is encouraged. Notwithstanding anything herein to the contrary, any non-Company activities shall be conducted in compliance with the Company’s corporate governance policies and other policies and procedures as in effect from time to time.

2.    Term. Executive is employed by the Company for the duties set forth in Section 1 for beginning on the Effective Date and continuing until December 31, 2016 (“Term”), subject to termination during the Term as set forth in this Agreement.

3.    Location. The location of Executive’s principal place of employment will be at the Company’s principal executive offices, but the Executive understands that he may be required to travel and perform services outside of this area as reasonably required to properly perform his duties under this Agreement.

4.    Base Salary. The Company shall pay Executive an annual base salary (“Base Salary”) in the amount of $350,000. The Base Salary shall be paid in accordance with the Company’s payroll practices in effect from time to time. Effective on each January 1 during the Term of this Agreement, the Base Salary shall be increased by the minimum of any cost of living adjustment given to the Company employee group during the prior 12-month period.

5.    Incentive Compensation.

Executive will be entitled to an Incentive Compensation Bonus as awarded by the Board of Directors from the “Company’s Executive Bonus Pool”, to be established by the Company. For purposes of this Agreement, the Company’s Executive Bonus Pool means 10% of the “Company’s Modified Pre-Tax Earnings” which means the Company’s pre-tax earnings as computed on the basis of Generally Accepted Accounting Principles (GaaP) adjusted by adding back depreciation, amortization and non cash stock-based compensation charges except for the preferred stock redemption premium which is expected to be charged directly to equity but if such preferred stock redemption premium is charged to earnings then such charge will also be an addition to Company’s Modified Pre-Tax Earnings.

Annually, the Company’s Board of Directors shall approve an annual budget for the upcoming fiscal year. If the Company’s pre-tax earnings are less than 60% of the annual budgeted amount, no Incentive Compensation Bonus will be due. If the Company’s Modified Pre-Tax Earnings achieved equals or exceeds 60% of the annual budget, the Board of Directors, in its absolute discretion, shall determine the amount of Executive’s Incentive Compensation Bonus.

Unless deferred pursuant to a plan that complies with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Incentive Compensation Bonus, if any, shall be paid to

Exhibit 10.1

the Executive no later than two and one-half months following the end of the relevant fiscal year in which the services are performed.

6.    Equity Awards.

(a)    Initial Restricted Stock Award. In consideration for Executive entering into this Agreement, effective as of January 1, 2015 and subject to the Executive’s continued employment on such date, the Company shall grant Executive 250,000 shares of the Company’s common stock subject to that certain Restricted Stock Award Agreement between the Company and Executive (“Initial Restricted Stock”). The Initial Restricted Stock shall vest ratably over the 3-year period beginning on January 1, 2015, and shall be subject to such other terms and conditions and set forth in a separate Restricted Stock Award Agreement between Executive and the Company, which agreement shall include an acceleration of vesting in the event of (A) a Change in Control (as defined in Section 8(g) below), (B) the Executive’s termination of employment with the Company without Cause (as defined in Section 8(b) below) and (C) the Executive’s death.

(b)    Subsequent Awards. Executive acknowledges that the equity award provided pursuant to Section 6(a) is intended to better align the Executive’s interest to those of the Company’s stockholders on an accelerated basis, and that accordingly Executive will next be eligible to receive grants beginning with the regular annual cycle of grants to senior executives of the Company and other key employees scheduled for the next fiscal or calendar year after 2014, subject in all cases to such terms and conditions specified by the Board.

7.    Executive Benefits.

(a)    Fringe Benefits; Paid Time Off. The Company shall provide Executive with those fringe benefits and other executive benefits on the same terms and conditions as generally available to senior management from time to time (e.g., health and long-term disability insurance, etc.); provided, however, that the Company reserves the right to amend or terminate any employee or executive benefit plan or program. Executive is entitled to paid vacation or paid time off (PTO) during each calendar year, with the amount and scheduling of the vacation to be determined under the Company’s PTO policies as in effect from time to time. The Company shall also establish a non-qualified deferred compensation plan into which Executive will be permitted to defer all or part of his Base Salary and/or his Incentive Compensation Bonus.

(b)    Reimbursement of Expenses. Executive is entitled to be reimbursed by the Company for reasonable business expenses incurred in performing his duties under the Company’s expense reimbursement policies as in effect from time to time or as otherwise approved by the Board.

Exhibit 10.1

8.    Resignation from the Board. Executive shall resign, or has resigned, his position on the Company’s Board of Directors (“Board”). In consideration of Executive’s waiver of any and all claims he may have against the Company, including but not limited to a claim for Constructive Termination Without Cause pursuant to Section 7.2(3) of the CSA, or any other claims arising under or in relation to the CSA, Company shall pay Executive a lump sum of One Hundred Fifty Thousand Dollars ($150,000), subject to all mandatory withholdings, which shall be paid to Executive no later than the 30th day following the Effective Date or Executive’s resignation from the Board, whichever occurs later.

9.    Termination of Employment During the Term of the Agreement. Upon, and as of, the date of the Executive’s termination of employment with the Company for any reason, the Executive will be deemed to have resigned from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) of the Company. The Executive’s employment may be terminated during the Term of this Agreement pursuant to the following terms and conditions:

(a)    Company Terminates Executive’s Employment for Cause.

(i)    Definition. For purposes of this Agreement, Cause means a determination by 50% or more of the Board members (not including the Executive), that Executive has engaged in the following conduct: (A) the Executive’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of Disability); (B) the Executive is convicted of, or enters a guilty plea to, a felony involving moral turpitude; or (C) the Executive engages in (1) intentional gross negligence causing material harm to the Company or any affiliate, or its or their business or reputation, (2) intentional, willful and material misconduct, or (3) intentional, willful and material breach of fiduciary duty; or (4) the Executive intentionally, willfully and materially breaches the restrictive covenants described in Section 10 of this Agreement. The Board’s determination that Cause exists under (A) or (C) above may only be made after providing at least 30 days’ notice to Executive of its intent to terminate Executive for Cause and permitting the Executive the right, either individually or through his counsel, to present evidence to the contrary to the Board.

(ii)    Effective Date of Termination. If, following the notice period and Executive’s right to a hearing before the Board as discussed in (i) above, 50% or more of the Board determines that Executive’s employment should be terminated for Cause, Executive’s employment will terminate immediately upon written notice by the Company to Executive stating that Executive’s employment is being terminated for Cause.

(iii)    Compensation and Benefits. If the Company terminates the Executive’s employment for Cause, the Company shall pay within three business days the Executive (A) any earned but unpaid Base Salary through the effective date of termination, and (B) any other

Exhibit 10.1

payment or benefit to which he is entitled under the applicable terms of any applicable plan, program, agreement or arrangement of the Company or its affiliates to which Executive is a party (the amounts in (A) and (B) above are referred to elsewhere in this Agreement as “Accrued Amounts”); provided that Executive will not be entitled to receive any bonus under the Incentive Compensation Bonus for the fiscal year in which the termination occurs or for the prior fiscal year if that year’s Incentive Compensation Bonus has not yet been paid.

(b)    Company Terminates Executive’s Employment without Cause.

(i)    Effective Date of Termination. Executive’s employment will terminate on the 30th day after the Company gives written notice to Executive stating that Executive’s employment is being terminated without Cause. The Company may, at its discretion, place Executive on a paid administrative leave during all or any part of the notice period. During the administrative leave, the Company may bar Executive’s access to its offices or facilities or may provide Executive with access subject to such terms and conditions as the Company chooses to impose. For purposes of this Agreement, any termination of Executive’s employment on account of Disability, will be deemed a termination without Cause.

(ii)    Compensation and Benefits. If the Company terminates Executive’s employment without Cause (subject to all of the terms and conditions of this Agreement, including without limitation Section 9(i)), Company shall pay or provide Executive the sum of:

(1)    Accrued Amounts;

(2)    One and one-half times the average of Executive’s compensation under Section 4 and Section 5 for the prior three years that this Agreement has been in effect and if less than three years from the Effective Date has elapsed when Executive’s employment is terminated under this Section 9(b), then the average of Executive’s cash compensation under Section 4 and Section 5 shall be for the prior period that this Agreement has been in effect and extrapolated to an average over a three year period. Such severance pay shall be payable in a lump-sum payment no later than the 30th day following the termination date (unless otherwise delayed under Section 9(i) below), provided that the revocation period set forth in the Release Agreement in Section 9(b)(iii) has expired on or before that date;

(3)    The continuation of all Company welfare benefits, including medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which the Executive and/or the Executive’s family were receiving benefits and/or coverage, for the 12-month period following the date of the Executive’s termination, with such benefits provided to the Executive at no less than the same coverage level as in effect as of the date of termination and the Executive shall pay any portion of such cost as was required to be borne by

Exhibit 10.1

key executives of the Company generally on the date of termination; provided, however, that the coverage for any plan subject to COBRA will also be continued; and

(iii)    Release Agreement. The Company shall not make any payment to Executive or furnish any benefit under this Section 9(b) unless Executive signs (and does not revoke) a legal release (“Release Agreement”), in the form and substance as set forth in Exhibit A hereto. The Release Agreement shall require Executive to release the Company, directors, officers, employees, agents and other affiliates with the Company from any and all claims, including claims relating to Executive’s employment with the Company and the termination of Executive’s employment. To be effective, the Release Agreement shall be executed and returned to the Company within the 21-day period described in the Release Agreement and it shall not be revoked by Executive within the seven-day revocation period described in the Release Agreement. Notwithstanding anything in this Agreement to the contrary, (A) the Company shall provide the Release Agreement to the Executive on the termination date, and (B) if the Company concludes, in the exercise of its discretion, that the payments due pursuant to this Agreement are subject to Section 409A of the Code, and if the consideration period plus the revocation period described in the Release Agreement, spans two calendar years, the payments shall not be made and/or begin until the second calendar year.

(c)    Executive Voluntarily Resigns with Good Reason.

(i)    Definition. For purposes of this Agreement, Good Reason means (A) any material diminution of Executive’s position, authority and duties under this Agreement, including the reassignment of the Executive to a position that is not identified within this Agreement or the assignment to the Executive of duties that are not consistent with the positions identified within this Agreement; (B) diminution of Executive’s Base Salary; (C) Executive is required to relocate to an employment location that is more than 25 miles from Executive’s current principal place of employment; (D) any material breach by the Company or any affiliate of any of its obligations under this Agreement; or (E) failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after any merger, consolidation, sale or similar transaction, except where such assumption occurs by operation of law. Notwithstanding the above provisions, a condition is not considered “Good Reason” unless (X) Executive gives the Company written notice of such condition within 30 days after the condition comes into existence; (Y) the Company fails to cure the condition within 10 days after receiving Executive’s written notice, unless such a cure cannot reasonably be completed within 10 days and the Company is diligently pursuing a cure, in which case it will nevertheless be a cure as long as it is carried through to fruition; and (Z) Executive terminates his employment within 60 days after the expiration of the Company’s cure period if the termination is to be treated as for Good Reason based on the uncured Good Reason event. For purposes of clarity, the transition of Executive from the position of CFO to SVP, Special Projects shall not constitute Good Reason under the terms of this Agreement.

Exhibit 10.1

(ii)    Effective Date of Termination. Executive’s employment will terminate no later than the 60th day after the expiration of the Company’s cure period as specified in Section 9(c)(i).

(iii)    Compensation and Benefits. If the Executive voluntarily resigns his employment for Good Reason, (subject to all of the terms and conditions of this Agreement, including without limitation Section 9(i)), Company shall pay or provide Executive the same compensation and benefits as if the Executive was terminated by the Company without Cause as set forth in Section 9(b)(ii) no later than the 30th day following the termination date (unless otherwise delayed under Section 9(i) below), provided that the revocation period set forth in the Release Agreement in Section 9(c)(iv) has expired on or before that date;

(iv)    Release Agreement. The Company shall not make any payment to Executive or furnish any benefit under this Section 9(c) unless Executive signs (and does not revoke) a Release Agreement pursuant to the same terms and conditions as set forth in Section 9(b)(iii).

(d)    Executive Voluntarily Resigns without Good Reason.

(i)    Effective Date of Termination. Executive’s employment shall terminate on the 30th day after Executive gives written notice to the Company stating that Executive is resigning his employment with the Company for any reason other than Good Reason, unless the Company waives in writing all or part of this notice period (in which case the termination of employment is effective as of the date of the Company’s waiver).

(ii)    Compensation and Benefits. If the Executive voluntarily resigns without Good Reason, the Company shall pay Executive the Accrued Amounts; provided that Executive shall not be entitled to receive any bonus under the Incentive Compensation Bonus for the fiscal year in which the termination occurs or for the prior fiscal year if that year’s Incentive Compensation Bonus has not yet been paid. If the Executive has made a timely Code Section 83(b) election with respect to the Initial Restricted Stock Award in Section 6(a)(i), above, upon Executive’s voluntary termination of employment with the Company for any reason, Executive shall return the unvested portion of the Initial Restricted Stock Award and the Company shall reimburse Executive for the Federal, state and local income and employment taxes paid on the returned unvested shares related to the Initial Restricted Stock Award, provided that any such reimbursement shall be made by the Company to the Executive by no later than thirty (30) days following such termination of employment.

(e)    Disability. For purposes of this Agreement, Disability or Disabled means the Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected

Exhibit 10.1

to last for a continuous period of not less than 12 months, or (B) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees. If Executive fails or refuses to cooperate with the Company’s representatives in the determination of Executive’s Disability and such failure or refusal continues for a period of 30 days, then Executive will be deemed not to be Disabled for purposes of this Agreement unless and until Executive cooperates with the Company’s representatives in the determination of Executive’s Disability.

(f)    Death.

(i)    Effective Date of Termination. Executive’s employment will terminate immediately upon the Executive’s death.

(ii)    Compensation and Benefits. If the Executive dies during the Term, the Company shall pay Executive’s designated beneficiary, or his estate if there is no designated beneficiary, the sum of (A) the Accrued Amounts, and (B) a pro rata portion of any bonus under the Incentive Compensation Bonus for the fiscal year of the Executive’s death plus the Incentive Compensation Bonus for the prior fiscal year if that year’s Incentive Compensation Bonus has not yet paid. Any amounts payable under this Section 9(f)(ii) are in addition to any payments which the Executive’s designated beneficiary or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company.

(g)    Change in Control.

(i)    Definition. For purposes of this Agreement, Change in Control means the occurrence of any one or more of the following events following the Effective Date with respect to the Company:

Exhibit 10.1

(1)    within a period of 12 months, any individual, entity or group (a “Person”) within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”) (other than the Company, any corporation, partnership, trust or other entity controlled by the Company (a “Subsidiary”), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such Person, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities having the right to vote generally in an election of the Company’s Board (“Voting Securities”), other than as a result of (A) an acquisition of securities directly from the Company or any Subsidiary or (B) an acquisition by any corporation pursuant to a reorganization, consolidation or merger; or

(2)    within a period of 12 months, the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale, lease, exchange or other disposition (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange or other disposition, (B) no Person (excluding the Company or any affiliate thereof and any employee benefit plan (or related trust) of the Company or any affiliate thereof, or a Subsidiary or such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 50% or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) subject to the nomination and approval of a full slate of directors to the Company’s Board (including, without limitation, independent directors), at least a majority of the members of the board of directors of such corporation were members of the Company’s Board at the time of the execution of the initial agreement or action of the Company’s Board providing for such sale, lease, exchange or other disposition of assets of the Company.

Notwithstanding the foregoing, a “Change in Control” as to the Company will not be deemed to have occurred for purposes of this Agreement solely as the result of an acquisition of securities by the Company or any affiliate thereof in the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence thereafter within a period of 12 months becomes the beneficial owner of any additional shares of

Exhibit 10.1

Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” as to the Company will be deemed to have occurred for purposes of this Agreement.

(ii)    Change in Control Payment/Section 280G Limitation.

(1)    General Rules. Code Sections 280G and 4999 may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events described in Code Section 280G (the “Total Change in Control Payments”) equal or exceed the 280G Cap (three times the Executive’s “Base Amount” as defined in Code Section 280G). If the Total Change in Control Payments equal or exceed the 280G Cap, Section4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one times Executive’s Base Period Income Amount. This Excise Tax is imposed on Executive, rather than the Company, and shall be withheld by the Company from any amounts payable to Executive pursuant to this Agreement. In determining whether the Total Change in Control Payments exceeds the 280G Cap and results in an Excise Tax becoming due, and for purposes of calculating the 280G Cap itself, the provisions of Code Sections 280G and 4999 and the applicable regulations control over the general provisions of this Section 9(g)(ii).

(2)    Limitation on Payments. Subject to the “best net” exception described in Section 9(g)(ii)(3) below, in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid exceeding the 280G Cap minus $1.00.

(3)    “Best Net” Exception. If Executive’s Total Change in Control Payments minus the Excise Tax payable on all such payments exceeds the 280G Cap minus $1.00, then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 9(g)(ii)(2). If this “best net” exception applies, Executive shall be responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Code Section 4999 or otherwise.

(4)    Calculating the 280G Cap. If the Company believes that the provisions of Section9(g)(ii)(2) may apply to reduce the total payments to which Executive is entitled under this Agreement or otherwise, it shall notify Executive as soon as possible. The Company then shall engage a “Consultant” (a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 9(g)(ii). The Consultant shall provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant shall be borne by the Company.

Exhibit 10.1

If the Company determines that the limitations of this Section 9(g)(ii) apply, then pending the issuance of the opinions by the Consultant, then the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to eliminate the amount in excess of the 280G Cap. Such payments shall be made at the times specified herein, in the maximum amount that may be paid without exceeding the 280G Cap. The balance, if any, shall then be paid, if due, after the opinions called for by this Section 9(g)(ii)(4) have been received.

If the amount paid to Executive by the Company is ultimately determined by the Internal Revenue Service to have exceeded the limitations of Section 9(g)(ii)(2), Executive shall repay the excess promptly on demand of the Company. If it is ultimately determined by the Consultant or the Internal Revenue Service that a greater payment should have been made to Executive, the Company shall pay Executive the amount of the deficiency within 30 days of such determination.

As a general rule, the Consultant’s determination will be binding on Executive and the Company. Section 280G and the Excise Tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions. If the Internal Revenue Service determines that the 280G Cap is actually lower than calculated by the Consultant, the 280G Cap will be recalculated by the Consultant. Any payment in excess of the revised 280G Cap then shall be repaid by Executive to the Company. If the Internal Revenue Service determines that the actual 280G Cap exceeds the amount calculated by the Consultant, the Company shall pay Executive any shortage.

The Company has the right to challenge any determinations made by the Internal Revenue Service. If the Company agrees to indemnify Executive from any additional taxes, interest and penalties that may be imposed on Executive in connection with such challenge, then Executive shall cooperate fully with the Company. The Company will bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company will control all such challenges.

Executive shall notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of Excise Taxes. Such notice shall be given as soon as possible but in no event later than 15 days following Executive’s receipt of the notice of the Internal Revenue Service’s position.

(5)    Effect of Repeal. If the provisions of Code Sections 280G and 4999 (or the corresponding provisions of any revenue law) are repealed without succession and with an effective date that is prior to the application of this Section 9(g)(ii), then this Section 9(g)(ii) will not apply. If such provisions do not apply to Executive for whatever reason (e.g., because

Exhibit 10.1

Executive is not a “disqualified individual” for purposes of Code Section 280G) or does not apply to this Agreement, then this Section 9(g)(ii) will not apply.

(h)    Leave of Absence. At the Company’s sole discretion, Executive may be placed on a paid administrative leave of absence for a reasonable period of time (not to exceed 60 days unless otherwise reasonably required to resolve matters under investigation) should the Board believe it necessary for any reason, including, but not limited to confirm that reasonable grounds exist for a termination for Cause, for example, pending the outcome of any internal or other investigation or any criminal charges. During this leave, the Company may bar Executive’s access to the Company’s or any affiliate’s offices or facilities or may provide Executive with access subject to terms and conditions as the Company chooses to impose. The Company’s decision to place Executive on a paid leave of absence will not constitute grounds for Executive to terminate his employment for Good Reason and receive any severance payments or benefits pursuant to Section 9(c).

(i)    Compliance with Code Section 409A. Any payment under this Section 9 is subject to the provisions of this Section 9(i) (except for a payment pursuant to Disability or death under Section 9(e) or (f)). If Executive is a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment event in Sections 9(b) or (c) and if no exception from Code Section 409A applies in whole or in part, the severance or other payments shall be made to Executive by the Company on the first day of the seventh month following the date of the Executive’s Separation from Service (the “409A Payment Date”). Should this Section 9(i) result in a delay of payments to Executive, the Company shall begin to make the payments as described in this Section 9, provided that any amounts that would have been payable earlier but for the application of this Section 9(i), shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest announced by the Company’s primary bank from time to time as its prime rate from the date that payments would otherwise have been made under this Agreement. The balance of the severance payments shall be payable in accordance with regular payroll timing and the COBRA premiums shall be paid monthly. For purposes of this provision, the term Specified Employee has the meaning in Code Section 409A(a)(2)(B)(i), or any successor provision and the issued treasury regulations and rulings. “Separation from Service” or “Termination of Employment” means, with respect to any payment that is subject to Code Section 409A, either (a) termination of Executive’s employment with Company and all affiliates, or (b) a permanent reduction in the level of bona fide services Executive provides to Company and all affiliates to an amount that is 20% or less of the average level of bona fide services Executive provided to Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether Executive has a “Separation from Service,” Executive’s employment relationship is treated as continuing while Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as Executive’s right to reemployment with Company or an affiliate is provided either by statute or contract). If Executive’s

Exhibit 10.1

period of leave exceeds six months and Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Code Section 409A. If the payment is not subject to Code Section 409A, the term termination of employment will be given its ordinary meaning.

(j)    Mitigation. The Executive is under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement.

10.    Executive’s Post-Termination Obligations.

(a)    Ownership of Work, Materials and Documents. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, which the parties acknowledge are owned by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights) to the Company or its nominee without further compensation, including all rights or benefits, including, without limitation, the right to sue and recover for past and future infringement. Whenever requested by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company deems necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect its interests. These obligations continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and are binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 10(a), the Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 10(a) with the same legal force and effect as if executed by the Executive. Immediately upon the Company’s request at any time during or following the Term, Executive is required to return to the Company any and all Confidential and Proprietary Information and any other property of the Company then within Executive’s possession, custody and/or control. Failure to return this property, whether during the term of this Agreement or after its termination, is a breach of this

Exhibit 10.1

Agreement and will entitle the Company to offset its damages against any amounts owed to Executive.

(b)    Interests to be Protected. During the course of Executive’s employment, Executive will be exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”). Due to Executive’s senior position with the Company and its affiliates, Executive acknowledges that he regularly receives Confidential and Proprietary Information with respect to the Company and/or its affiliates; for the avoidance of doubt, all such information is expressly included in the defined term “Confidential and Proprietary Information.” If Executive’s employment is terminated by either party for any reason, Executive promises that Executive shall not retain, take with Executive or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form) nor shall Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement; (ii) is lawfully received by the Executive from any third party without restriction on disclosure or use; (iii) is required to be disclosed by law, or (iv) is expressly approved in writing by the Company for release or other use by the Executive. Executive and the Company also acknowledge that because Executive is a senior executive he will have access to information (some of which is Confidential Information and some of which is not), employees and knowledge about the Company that is extremely valuable to the Company and which it needs to protect for a period of time after Executive terminates employment. Additionally, they agree that the covenants in this Section 10 are reasonable and necessary to protect the Company’s legitimate business interests. Executive and the Company agree that the following restrictive covenants (which together are referred to as the “Executive’s Post-Termination Obligations”) are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.

(c)    Non-Solicitation of Clients, Customers and Vendors. During the Term and for a 12-month period after the termination of employment with the Company (“Period of Executive’s Post-Termination Obligations”), regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, or corporation, in any manner whatsoever, call upon, contact, encourage, handle, accept or solicit client(s), prospective clients, customers or vendors of the Company with whom (i) Executive worked as an employee of the Company at any time prior to termination, or at the time of termination; or (ii) about whom Executive

Exhibit 10.1

possessed or had access to Confidential and Proprietary Information at any time prior to termination, or at the time of termination, for the purpose of soliciting, providing or selling such client(s), prospective client(s) or vendors services that are the same, similar, or related to the business of the Company, or business that the Company has prepared or offered to provide, to such client(s), prospective client(s), customers or vendors.

(d)    Non-Solicitation of Employees. During the Term and for the Period of Executive’s Post-Termination Obligations, regardless of who initiates the termination and for any reason, Executive shall not knowingly, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire any Company employees for the purpose of having such employee engage in services that are the same, similar or related to the services that employee provided for the Company. For the purposes of this Section 10(d), “Company employee” means any individual who (i) is employed by or who works as a contractor for the Company at any time during the 12-month period preceding the termination of Executive’s employment, or (ii) is employed by or who works as a contractor for the Company at any time during the Period of Executive’s Post-Termination Obligations.

(e)    Competing Business. During the Term and for the Period of Executive’s Post-Termination Obligations, Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, or corporation, in any manner whatsoever, engage in the same or similar business as the Company, which would be in competition with any Company line of business of the Company, in any geographical area where the Company is engaged in business, or was considering engaging in business at any time prior to the termination or at the time of the termination of this Agreement. If the geographical areas described above in this Section 10(e) are found by a court to be unreasonable in scope, then the geographical areas applicable herein will be the geographical areas in which Executive performed Executive’s duties under this Agreement. For these purposes, the term “competition” means directly or indirectly engaging in or having a substantial interest in a business or operation which is, or will be, in the same line or lines of business as the Company.

(f)    Extension of Period. Executive agrees that the Period of Executive’s Post-Termination Obligations referred to in Section10(c), (d) and (e) will be extended for a period of time equal to the duration of any breach of this Agreement by Executive.

(g)    Judicial Amendment. If the scope of any provision of Section 10 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then that provision will be enforced to the maximum extent permitted by law. The parties agree that, if legally permissible, the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Sections 10 of this Agreement, so that the provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or

Exhibit 10.1

unenforceable for any reason, the parties agree that it will not affect the validity and enforceability of the remaining provisions of this Agreement.

(h)    Injunctive Relief, Damages and Forfeiture. Due to the nature of Executive’s position with the Company, and with full realization that a violation of Section 10 may cause immediate and irreparable injury and damage, which is not readily measurable, and to protect the parties’ interests, the parties understand and agree that either party may seek injunctive relief to enforce this Agreement in a court of competent jurisdiction to cease or prevent any actual or threatened violation of this Agreement. In any action brought pursuant to this Section 10(h), the prevailing party will be entitled to an award of attorney’s fees and costs.

(i)    Survival. The provisions of this Section 10 survive the termination of Executive’s employment.

(j)    Cooperation; No Disparagement. During the Period of Executive’s Post-Termination Obligations, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. In consideration for this cooperation, Company will compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive’s Base Salary during the year preceding the date of termination) and Company will reimburse Executive for his reasonable out of pocket expenses Executive incurs in connection in such cooperative efforts. At all times after the Executive’s employment with the Company has terminated, Company (defined for this purpose only as any Company press release and the Board, the CEO and the CEO’s direct reports, and no other employees) and Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees, its services or its business.

11.    General Provisions

(a)    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then, if legally permissible, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

(b)    Assignment by Company. Nothing in this Agreement precludes the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon any consolidation, merger or transfer of assets and assumption, the

Exhibit 10.1

term “Company” means any other corporation or entity, as appropriate, and this Agreement will continue in full force and effect.

(c)    Entire Agreement. This Agreement and any agreements concerning equity compensation or other benefits, embody the parties’ complete agreement with respect to the subject matter in this Agreement and supersede any prior written or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter in this Agreement, including but not limited to the CSA and/or any offer letter provided to or signed by Executive. This Agreement may be amended only in writing executed by the Company and Executive.

(d)    Governing Law. Because the Company is a Delaware corporation, and because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law consistently interpreted be applied to the employment agreements to which the Company is a party, this Agreement will be deemed entered into by the Company and Executive in Delaware. The law of the State of Delaware will govern the interpretation and application of all of the provisions of this Agreement.

(e)    Notice. Any notice required or permitted under this Agreement will be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to the Company:	IMH Financial Corporation
7001 N. Scottsdale Road, Suite 2050
Scottsdale, Arizona, 85253
Attention: Lawrence D. Bain

With a copy to:

Jonathan Brohard
Polsinelli PC
One East Washington, Suite 1200
Phoenix, Arizona 85004

Exhibit 10.1

if to Executive:	Steven T. Darak
1224 E Hayward Ave
Phoenix, Arizona 85020

with a copy to:

Ronald J. Stolkin
Fennemore Creig
2994 E Camelback Rd #600
Phoenix, Arizona 85016

(f)    Withholding; Release. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company’s obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a date of termination), is subject to Company receiving from Executive a mutually agreeable release, and compliance by Executive with the covenants set forth in Section 10 above.

(g)    Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement will be construed fairly as to both parties and not in favor of, or against, either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument.

(h)    Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing in this Agreement will be construed to provide any right to any other entity or individual.

(i)    Executive Representations. Executive hereby represents that he is not subject to any contract or other restriction that would prevent, or in any way interfere with, his accepting employment with the Company and performing any or all of Executive’s duties contemplated pursuant to this Agreement. Executive further acknowledges that the Company has directed him to not misappropriate any confidential information or trade secrets from any prior employer or third party for use in the performance of his duties with the Company.

Exhibit 10.1

(j)    Indemnification. To the maximum extent permitted by law, the Company and its respective successors and assigns (“Indemnitor”), shall indemnify, protect, defend and hold harmless the Executive (“Indemnitee”), from, for, and against any and all claims, liabilities, liens, fines, demands, lawsuits, actions, losses, damages, injuries, judgments, settlements, costs or expenses whether asserted in law or in equity and including any claims made by regulatory agencies asserted against the Indemnitee arising out of, in whole or in part, the actions or commissions of the Indemnitor, this Agreement or the CSA, other than those which have arisen from the Indemnitee’s gross negligence, willful misconduct or breach of this Agreement (hereinafter, collectively, “Claims”). The Indemnitor shall provide a legal defense with counsel reasonably approved by the Indemnitee upon the first notice the Indemnitee sends to the Indemnitor and the Indemnitor shall continue to provide such defense to the Indemnitee until the matter is fully resolved by either final judgment, settlement, or other release executed by the Indemnitee. The Indemnitor indemnifies the Indemnitee from, for and against all Claims, including, without limitation, all legal fees, costs and expert fees and costs that the Indemnitee may directly or indirectly sustain, suffer or incur as a result thereof. The Indemnitor shall and does hereby assume on behalf of the Indemnitee, upon its demand, the amount of any costs allowed by law, and costs identified herein, any settlement reached or any judgment that may be entered against the Indemnitee, as a result of such Claims. The obligations of the Indemnitor pursuant to this Section 10(j) will survive the expiration or earlier termination of Executive’s employment. Indemnitor agrees to provide a five year tail on Director and Officer insurance coverage at a minimum of $30,000,000/$10,000,000 (or as otherwise agreed to by Indemnitee).

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

IMH FINANCIAL CORPORATION

By: /s/ Lawrence D. Bain
Name: Lawrence D. Bain
Title: Chief Executive Officer

EXECUTIVE
/s/ Steven T. Darak
Steven T. Darak

Exhibit 10.1

EXHIBIT A
FORM OF GENERAL RELEASE:
GENERAL RELEASE

This AGREEMENT is made as of ____________, 20__, by and between IMH Financial Corporation (“Company”) and Steven T. Darak (“Executive”).
In consideration for the severance benefits offered by the Company to Executive pursuant to Section 9 of Executive’s Employment Agreement with the Company dated ____________, 2014 (“Employment Agreement”), Executive agrees as follows:

1.    TERMINATION OF EMPLOYMENT. Executive acknowledges that his employment with the Company is terminated effective _______________ (“Termination Date”), and Executive agrees that he shall not apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date. Executive agrees that he has received and reviewed his final paycheck and he has received all wages and accrued but unpaid vacation pay earned by him through the Termination Date.

2.    WAIVER AND RELEASE.

(a)    Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective officers, directors, agents, employees, stockholders, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company and the termination of that employment, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, the Employee Retirement Income Security Act, as amended, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act, as amended (“FMLA”) and any similar law of any state or governmental entity, any contract claims, tort claims and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.

Exhibit 10.1

(b)    The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in the Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested and unpaid as of his termination date pursuant to the terms of a the Company-sponsored benefit plan; (4) any benefits to which he is entitled pursuant to Section 6, Section 7, or Section 8 of the Employment Agreement or his rights to indemnification by the Company, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (6) any wrongful act or omission occurring after the date he executes this Agreement. In addition, nothing in this Agreement prevents or prohibits Executive from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because Executive is hereby waiving and releasing all claims “for monetary damages and any other form of personal relief (per Section 2(a) above), he may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.

(c)    Executive represents that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.

(d)    Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement will be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims.

(e)    Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under the Employment Agreement unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages owed to him, together with any accrued but unpaid vacation pay, less applicable withholdings and deductions, earned through the Termination Date.

(f)    This Agreement is binding on Executive, his heirs, legal representatives and assigns.

Exhibit 10.1

3.    ENTIRE AGREEMENT. This Agreement and the Employment Agreement constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement that survive termination, including, but not limited to his post-termination obligations Section 9 of the Employment Agreement.

4.    MODIFICATION IN WRITING. No oral agreement, statement, promise, commitment or representation will alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.

5.    GOVERNING LAW; JURISDICTION. This Agreement will be governed by and enforced in accordance with the laws of the State of Delaware.

6.    SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

7.    NO ADMISSION OF LIABILITY. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

8.    ACKNOWLEDGMENTS. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:

•	has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement:

•	has been provided a consideration period of twenty-one (21) calendar days within which to decide whether he shall execute this Agreement and that no one hurried him into executing this Agreement;

Exhibit 10.1

•	understands and acknowledges his continuing obligations under Section 9 of the Employment Agreement;

•	is signing this Agreement knowingly and voluntarily; and

•
has the right to revoke this Agreement within seven (7) days after signing it, by providing written notice of revocation via certified mail to the Company to the address specified in the Employment Agreement. Executive’s written notice of revocation shall be postmarked on or before the end of the eighth (8th) calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.

Because of the revocation period, the Company’s obligations under this Agreement will not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs this Agreement provided he has delivered it to the Company without modification and not revoked it (the “Effective Date”).

I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS

____________________________________    Date: ___________________, 20__.
Signature